Amended Filing to correct the total amount issued

Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee

Medium-Term Senior Notes, Series D	$180,000,000	$7,074.00(1)

(1)	The filing fee of $7,074.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $7,074.00 due for this offering is offset against the $160,477.27 remaining of the fees most recently paid on May 28, 2008, of which $153,403.27 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2008-MTNDD298 Dated June 18, 2008

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$230,000,000

Citigroup Funding Inc.

Medium-Term Notes, Series D

3nc1y Floating Rate Flips to Fixed Rate Notes

Fully and Unconditionally Guaranteed by Citigroup Inc.

CITIGROUP FUNDING INC.

Principal Amount or Face Amount:	US$230,000,000.

Issue Price:	100.00%.

Proceeds to the Issuer on original issuance:	US$230,000,000.

Commissions:	$0.00.

Agents’ capacity on original issuance: ¡ Citigroup Global Markets Inc.:	US$230,000,000.

Citigroup Global Markets Inc.’s capacity on original issuance:	As Principal.

  If as Principal

  ☐ The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.

  ☒ The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face

  Amount.

Form of Note:	Global.

Original Issue Date:	June 30, 2008.

Stated Maturity:	June 30, 2011.

Specified Currency:	U.S. Dollars.

Authorized Denominations:	Minimum denominations and increments of US$1,000.

Floating Rate Conditions:

Interest Payment Dates:	The 30th of every March, June, September and December (provided such dates are Business Days in The City of New York), beginning on September 30, 2008 and ending on June 30, 2009.

Accrue to Pay:	Yes.

Type of Interest on Note:	Floating Rate until June 30, 2009.

Base Rate:	LIBOR Telerate.

Computation of Interest:	ACT/360, adjusted.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

Interest Reset Dates:	Quarterly on each Interest Payment Date (for Floating Rate).

Rate Determination Dates:	Quarterly, two London business days prior to each Interest Reset Date.

Index Maturity:	Three-month USD-BBA-LIBOR Reuters LIBOR01.

Spread:	+ 100 basis points.

Spread Multiplier:	No.

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:	No.

Maximum Interest Rate:	No.

Minimum Interest Rate:	No.

Fixed Rate Conditions:

Interest Payment Dates:	The 30th of every March, June, September and December (provided such dates are Business Days in The City of New York), beginning on September 30, 2009 and ending on the Maturity Date.

Accrue to Pay:	Yes.

Type of Interest on Note:	Fixed Rate after June 30, 2009.

Interest Rate:	5.70% per annum.

Computation of Interest:	ACT/360, adjusted.

Spread Multiplier:	No.

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:	No.

Maximum Interest Rate:	No.

Minimum Interest Rate:	No.

Calculation Agent:	Citigroup Financial Products, Inc.

Amortizing Note:	No.

Renewable Note:	No.

Optional Extension of Maturity:	No.

Optional Redemption:	Yes.

Optional Redemption Dates:	June 30, 2009 only, upon five New York Business Days’ notice.

Optional Repayment Prices:	100.00%.

Optional Repayment:	No.

Optional Repayment Dates:

Optional Repayment Prices:

Discount Note:	No.

Total Amount of OID:

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

Bond Yield to Call: Bond Yield to Maturity: Yield to Maturity:

CUSIP:	1730T0GC7.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

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